EXHIBIT 99

PRESS RELEASE DATED OCTOBER 26, 2005

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS THIRD QUARTER 2005 RESULTS

MINNEAPOLIS, MINNESOTA, October 26, 2005 - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.41 per share for the third quarter ended September 30, 2005, equal to the third quarter of 2004 and in line with management’s previously disclosed guidance.  Net sales for the third quarter of 2005 increased 22.2 percent to $870.1 million from $711.9 million in the same quarter of 2004.  Excluding the impact of acquisitions, net sales increased by 6.0 percent.

“This is a challenging business environment that requires skillful management of purchasing, inventory, production capacity planning, pricing, order backlog management and customer relations,” said Jeff Curler, Chairman, President and Chief Executive Officer of Bemis Company, Inc.  “In recent months, we have improved our ability to manage the impact of volatile flexible packaging raw material costs by modifying procedures and policies to better align input costs and selling prices.  Our production facilities are operating with improved efficiency, and we continue to be a reliable source of innovative products for our customers.  I am confident that we are well positioned to capture growth opportunities and meet the challenges of 2006.”

BUSINESS SEGMENTS
Flexible Packaging

Flexible packaging, representing about 83 percent of the total company net sales for the quarter, reported net sales of $723.0 million in the third quarter of 2005, an increase of 26.5 percent from the same period of 2004.  Excluding the impact of acquisitions, net sales increased by 6.3 percent.  Price increases and sales mix changes combined to achieve the reported sales growth while unit sales volume and currency effects were neutral compared to the third quarter of 2004.  Operating profit for the third quarter of 2005 was $89.0 million, an increase of 19.2 percent from the third quarter of 2004.  Operating profit as a percentage of sales was 12.3 percent for the third quarter compared to 13.1 percent for the same period of 2004.

Commenting on the results of the quarter, Curler stated, “While we have achieved sequential improvement in each of the last two quarters, flexible packaging operating margins remain under pressure compared to the prior year profit levels.  Certain resin costs have increased substantially during the third quarter after 12 months of record prices and volatility.  Total unit sales volume remains even with last year, however certain markets continue to show signs of strong growth.  Our business leaders are successfully driving costs out of production processes and building capacity for high-demand products.  Sales of proprietary film products in European markets also continue to strengthen, providing opportunity for future margin growth with changes in sales mix.  Our South American operations are delivering solid sales and operating profit in line with our expectations.  We are investing in all three regions of the world to enhance capacity for new products, and we expect margin growth in 2006 to be fueled by relief of capacity constraints.”

Pressure Sensitive Materials

Pressure sensitive materials reported net sales of $147.2 million in the third quarter of 2005, an increase of 5.0 percent from the third quarter of 2004.  This increase was driven by volume improvements in label products offset by the resulting shift in sales mix to lower priced products.  Currency effects on net sales were neutral to the quarter.  Operating profit for the third quarter of 2005 was $9.6 million compared to $7.9 million in the third quarter of 2004.  Operating profit during the third quarter of 2005 included a $0.9 million gain on the sale of a closed facility, while operating profit in the third quarter of 2004 included restructuring and related charges of $1.1 million.  Excluding the impact of the restructuring related activities, operating profit as a percentage of net sales was 5.9 percent in the third quarter of 2005 compared to 6.4 percent in the same period of 2004.

“Attention to cost control and a focus on quality customer service together with new, high performance products have combined to deliver improving operating margins from our label product markets,” Curler noted.  “This has led to increased sales of label products which have lower margins compared to our higher margin graphic and technical products.   As our targeted growth strategy gains traction and momentum in the higher margin markets, we expect improved sales mix in our pressure sensitive materials business to drive higher operating margins in future periods.”

Other Costs (Income), Net

Other costs and income for the three months ended September 30, 2005, primarily reflects a $0.9 million gain on the sale of a pressure sensitive materials plant that was closed in 2003.  During the third quarter of 2004, other costs and income included $3.4 million of equity income from the Company’s Brazilian joint venture, Itap Bemis Ltda.  With the purchase of our joint venture partner, Dixie Toga in January 2005, Itap Bemis Ltda. is now accounted for on a consolidated basis and the related results for the third quarter of 2005 are included in flexible packaging operating profit.

Capital Structure

Total debt as of September 30, 2005, was $839.2 million, an increase of $299.6 million from December 31, 2004.  This increase primarily reflects the impact of the January 2005 acquisition of Dixie Toga for about $250 million cash price and $32.9 million of assumed debt.  Debt to total capitalization was 35.2 percent at September 30, 2005, compared to 26.7 percent at December 31, 2004.

Cash Flow

Cash provided by operations increased to a record $143.8 million during the third quarter of 2005.  Working capital improvements were a major contributor to this quarter’s strong cash flow.  During the quarter, the Company repurchased 600,000 shares under the 10b5-1 plan announced during the third quarter.  Bemis also purchased an additional 1.3 million shares on the open market during the third quarter.  The cost to purchase the total 1.9 million shares of common stock was $49.5 million.  Bemis has a remaining repurchase authorization of 2.8 million shares.

Interest Expense

Interest expense for the third quarter of 2005 increased to $9.8 million compared to $4.1 million during the same quarter of 2004.  Of the total $5.7 million increase, $3.7 million is attributable to the acquisition of Dixie Toga, and the remainder is related to higher interest rates compared to the third quarter of 2004.

2005 Earnings Outlook

While management is confident that Bemis is well positioned to succeed in this volatile raw material cost environment, short-term margin pressure may continue.  Management expects fourth quarter 2005 diluted earnings per share to be in the range of $0.37 to $0.40 per share.  This range results in a total year earnings estimate of $1.46 to $1.49 per share and excludes the impact of any tax charges related to the potential repatriation of unremitted foreign earnings being considered under the provisions of the American Jobs Creation Act of 2004.

Management expects capital expenditures for the total year to be in the range of $175 million to $185 million.  This estimate reflects strong fourth quarter capital spending expected on current projects including a dedicated printing press and equipment related to additional business, expanded capacity for meat packaging in Europe, and a license for a global enterprise resource planning system to be implemented over the next several years.

Forward-Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance and capital spending of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, changes in customer order patterns, market acceptance of new products, timing of installation of new equipment, currency fluctuations and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2004.

Bemis Company, Inc. will Webcast an investor telephone conference regarding its third quarter 2005 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, we encourage individuals to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2004 net sales of $2.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 15,700 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2005	2004	2005	2004

Net sales	$870,145	$711,862	$2,581,902	$2,108,823

Costs and expenses:
Cost of products sold	697,410	565,054	2,085,997	1,663,607
Selling, general and administrative expenses	82,848	69,626	250,512	211,513
Research and development	5,933	5,369	17,767	16,124
Interest expense	9,830	4,061	28,170	10,586
Other costs (income), net	(748)	(3,934)	1,131	(9,790)
Minority interest in net income	1,704	159	4,097	358

Income before income taxes	73,168	71,527	194,228	216,425

Provision for income taxes	29,000	27,700	76,600	83,800

Net income	$44,168	$43,827	$117,628	$132,625

Basic earnings per share of common stock	$.42	$.41	$1.10	$1.24

Diluted earnings per share of common stock	$.41	$.41	$1.09	$1.23

Cash dividends paid	$.18	$.16	$.54	$.48

Weighted average common shares outstanding	106,267	106,934	106,814	106,875
Weighted average common shares and common stock equivalents outstanding	107,637	108,053	108,193	107,848

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Sept 30,	Dec 31,
	2005	2004
ASSETS
Cash	$150,679	$93,898
Accounts receivable, net	452,338	356,944
Inventories, net	410,905	387,414
Prepaid expenses	41,174	35,511
Total current assets	1,055,096	873,767

Property and equipment, net	1,105,954	938,574

Goodwill	596,346	442,181
Other intangible assets, net	121,462	65,396
Deferred charges and other assets	128,694	166,825
Total	846,502	674,402

TOTAL ASSETS	$3,007,552	$2,486,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$4,423	$912
Short-term borrowings	49,657	4,830
Accounts payable	351,987	277,989
Accrued salaries and wages	69,091	68,269
Accrued income and other taxes	16,125	23,143
Total current liabilities	491,283	375,143

Long-term debt, less current portion	785,119	533,886
Deferred taxes	184,552	173,872
Deferred credits and other liabilities	165,814	93,003
Total liabilities	1,626,768	1,175,904

Minority interest	23,078	2,973

Stockholders’ equity:
Common stock issued (115,973,255 and 115,750,189 shares)	11,597	11,575
Capital in excess of par value	267,256	263,266
Retained income	1,311,643	1,251,695
Other comprehensive income (loss)	67,023	31,674
Treasury common stock (10,672,761 and 8,803,061 shares)	(299,813)	(250,344)
Total stockholders’ equity	1,357,706	1,307,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,007,552	$2,486,743

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	Sept 30,
	2005	2004
Cash flows from operating activities
Net income	$117,628	$132,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,551	99,945
Minority interest in net income	4,097	358
Stock award compensation	10,569	8,770
Deferred income taxes	12,142	19,736
Loss (income) of unconsolidated affiliated company	(395)	(8,869)
Loss (gain) on sales of property and equipment	433	973
Restructuring related activities	(412)	(3,375)
Proceeds from cash flow hedge	6,079
Changes in working capital, net of effects of acquisitions	(16,297)	(32,196)
Net change in deferred charges and credits	(1,157)	(20,436)

Net cash provided by operating activities	250,238	197,531

Cash flows from investing activities
Additions to property and equipment	(122,511)	(99,470)
Business acquisitions and adjustments, net of cash acquired	(237,079)	(30,733)
Proceeds from sales of property and equipment	296	423
Proceeds from sale of restructuring related assets	4,664	3,131
Increased investment in unconsolidated affiliated company		(7,065)

Net cash used in investing activities	(354,630)	(133,714)

Cash flows from financing activities
Change in long-term debt	239,680	1,009
Change in short-term debt	22,162	(1,146)
Cash dividends paid to stockholders	(57,680)	(51,308)
Common stock purchased for the treasury	(49,469)
Stock incentive programs	1,366	413

Net cash provided (used) by financing activities	156,059	(51,032)

Effect of exchange rates on cash	5,114	(406)

Net increase in cash	56,781	12,379

Cash balance at beginning of year	93,898	76,476

Cash balance at end of period	$150,679	$88,855